Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-180313, 333-210444 and 333-251642) pertaining either to the 2011 Incentive Compensation Plan and 2020 Share Incentive Plan of Caesarstone Ltd., and related Prospectus of our reports dated March 15, 2022, with respect to the consolidated financial statements of Caesarstone Ltd., and the effectiveness of internal control over financial reporting of Caesarstone Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2021.

/s/ KOST FORER GABBAY & KASIERER
Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global
Tel-Aviv, Israel
March 15, 2022